Exhibit 99.6

1100 LOUISIANA, SUITE 4600 HOUSTON, TEXAS 77002-5294 TEL (713) 651-9191 SUITE 2800, 350 7TH AVENUE, S.W. CALGARY, ALBERTA T2P 3N9 TEL (403) 262-2799 TBPELS REGISTERED ENGINEERING FIRM F-1580 633 17TH STREET SUITE 1700 DENVER, COLORADO 80202 TELEPHONE (303) 339-8110 August 27, 2025 BKV Corporation 1200 17th Street, Suite 1850 Denver, CO 80202 Ladies and Gentlemen: At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold and royalty interests in the process of being acquired by BKV Midstream Upstream, LLC, a wholly owned subsidiary of BKV Corporation (collectively, BKV) as of June 30, 2025. The subject properties are located in the state of Texas. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations); except that they were based on varying price and constant cost assumptions provided by BKV. This pricing scenario is considered an “Alternate Pricing Scheme” in accordance with the above referenced Final Rule, Section II, Item B, Paragraph 3. Such forecasts were based on projected escalations or other forward-looking changes to current prices as noted. Our third-party study, completed on August 27, 2025 and presented herein, was prepared as an alternate pricing scheme in accordance with the disclosure requirements set forth in the SEC regulations. The income data for the reserves volumes were estimated using NYMEX Futures Strip prices as of June 30, 2025. The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon and gas reserves being acquired by BKV as of June 30, 2025. The estimated reserves and future net income amounts presented in this report, as of June 30, 2025 are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on varying NYMEX Futures Strip pricing assumptions provided by BKV and are explained in more detail later in this report. As a result of both economic and political forces, there is substantial uncertainty regarding the forecasting of future hydrocarbon prices. Consequently, actual future prices may vary considerably from the prices assumed in this report. The reserves volumes and the income attributable thereto have a direct relationship to the hydrocarbon prices actually received; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized as follows.

BKV Corporation – SEC Parameters (NYMEX Alternate Pricing Scheme)
August 27, 2025
Page 2

SEC PARAMETERS (NYMEX Alternate Pricing Scheme)
Estimated Net Reserves and Income Data
Certain Leasehold and Royalty Interests
To be Acquired from Bedrock Energy Partners
BKV Corporation
As of June 30, 2025

	Proved			
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Reserves				
Oil/Condensate – Mbbl	405	15	390	810
Plant Products – Mbbl	37,903	1,556	10,221	49,680
Gas – MMcf	379,916	20,107	93,192	493,215
MMCFE	609,764	29,533	156,858	796,155
Income Data ($M)				
Future Gross Revenue	$1,968,332	$97,697	$515,907	$2,581,936
Deductions	1,188,310	65,021	344,534	1,597,865
Future Net Income (FNI)	$ 780,022	$32,676	$171,373	$ 984,071
Discounted FNI @ 10%	$ 376,324	$ 4,915	$ 33,643	$ 414,882

Values may not sum to total due to rounding.

Liquid hydrocarbons are expressed in standard 42 U.S. gallon barrels and shown herein as thousands of barrels (Mbbl). All gas volumes are expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas volumes are located. All gas reserves volumes are reported on an "as sold" basis. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars ($M). The net reserves volumes are also shown herein on an equivalent unit basis wherein hydrocarbon liquid is converted to natural gas equivalent using a factor of 1 barrel of liquid per 6,000 cubic feet of natural gas equivalent. MMCFE means million cubic feet of natural gas equivalent.

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package ARIES™ Petroleum Economics and Reserves Software, a copyrighted program of Halliburton. The program was used at the request of BKV. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one-line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

Gas reserves account for approximately 60 percent and liquid hydrocarbon reserves account for the remaining 40 percent of total future gross revenue from proved reserves.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

BKV Corporation – SEC Parameters (NYMEX Alternate Pricing Scheme) August 27, 2025 Page 3 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates, which were also compounded monthly. These results are shown in summary form as follows. Discounted Future Net Income ($M) As of June 30, 2025 Discount Rate Total Percent Proved 8 $471,602 12 $370,118 15 $318,469 20 $258,578 The results shown above are presented for your information and should not be construed as our estimate of fair market value. Reserves Included in This Report The proved reserves included herein conform to the definitions as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a), except that they are based on price parameters which allow for future changes in current economic conditions as discussed in other sections of this report, whereas the definition approved by the SEC assumes constant price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “PETROLEUM RESERVES DEFINITIONS” is included as an attachment to this report. The various reserves status categories are defined in the attachment entitled “PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES” in this report. The proved developed non-producing reserves included herein consist of the behind pipe and shut-in status categories. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves. Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserves estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal categories, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-categorized as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At BKV’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

BKV Corporation – SEC Parameters (NYMEX Alternate Pricing Scheme) August 27, 2025 Page 4 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.” Proved reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts. It should be noted that the estimated quantities of reserves presented in this report, which were based on NYMEX Futures Strip prices and constant current cost assumptions, may differ from the quantities of reserves which would be estimated using the price parameters prescribed by the SEC guidelines. BKV’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of reserves actually recovered and amounts of income actually received to differ significantly from the estimated quantities. The estimates of proved reserves presented herein were based upon a detailed study of the properties in which BKV is acquiring an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices. Estimates of Reserves The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used individually or in combination by the reserves evaluator in the process of estimating the quantities of reserves. Reserves evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

BKV Corporation – SEC Parameters (NYMEX Alternate Pricing Scheme) August 27, 2025 Page 5 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserves quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserves category assigned by the evaluator. Therefore, it is the categorization of reserves quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely to be achieved than not.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserves category must meet the SEC definitions as noted above. Estimates of reserves quantities and their associated reserves categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserves categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein. The reserves for the properties included herein were estimated by performance methods or analogy. In general, the proved reserves attributable to producing wells and/or reservoirs were estimated by decline curve analysis, a performance method which utilized extrapolations of historical production and pressure data ending between April and May 2025, depending on the availability of data for a given case and in those cases where such data were considered to be definitive. For certain early-life cases, where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the estimates was considered to be inappropriate, producing reserves were estimated by analogy. The data utilized in our analysis were furnished to Ryder Scott by BKV or obtained from public data sources and were considered sufficient for the purpose thereof. The reserves for the properties included herein attributable to the non-producing and the undeveloped status categories were estimated by analogy. The data utilized from the analogues were furnished to Ryder Scott by BKV or obtained from public data sources and were considered sufficient for the purpose thereof. To estimate economically producible proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and the pricing assumptions provided to us, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined; which for this report, as stated previously, are based on pricing and cost parameters provided by and requested to be used by BKV. BKV has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by BKV with respect to property interests being acquired, production and well tests from examined wells, normal direct costs of

BKV Corporation – SEC Parameters (NYMEX Alternate Pricing Scheme) August 27, 2025 Page 6 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem taxes, production taxes, development costs, development plans, certain abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, and base maps. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by BKV. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein. In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations. Future Production Rates For the producing wells included herein, our forecasts of future production rates and decline trends are based on the historical performance data of each well. If no production decline trend has been established, future decline trends were based on analogy to older, more established wells. The initial performance of analogous wells was used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by BKV. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, well completions, and/or constraints set by regulatory bodies. The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies. Hydrocarbon Prices The forecast hydrocarbon price parameters used in this report, based on NYMEX Futures Strip prices, were specified by BKV and are noted below. Estimates of future price parameters have been revised in the past because of changes in governmental policies, changes in hydrocarbon supply and demand, and variations in general economic conditions. The price parameters used in this report may be revised in the future for similar reasons. Gas prices may be subject to seasonal variations and other factors and may lead to periodic curtailments by both buyers and sellers. At BKV’s request, we furnished the NYMEX Futures Strip prices in effect as of June 30, 2025, that were used as the average benchmark prices in this report.

BKV Corporation – SEC Parameters (NYMEX Alternate Pricing Scheme)
August 27, 2025
Page 7

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, certain marketing and transportation fees, and/or distance from market, referred to herein as "differentials." The differentials used in the preparation of this report were furnished to us by BKV. The differentials furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by BKV to determine these differentials.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the "average realized prices." The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for the geographic area included in this report.

Geographic Area	AVERAGE BENCHMARK PRICES		AVERAGE REALIZED PRICES		
United States Year	WTI - Cushing $/Bbl	Henry Hub $/MMBtu	Oil/Cond $/Bbl	Plant Products $/Bbl	Gas $/Mcf
2025	$63.09	$3.82	$59.87	$22.84	$3.29
2026	$61.35	$4.26	$58.22	$21.43	$3.75
2027	$61.59	$3.98	$58.04	$21.35	$3.55
2028	$61.92	$3.80	$58.25	$20.64	$3.37
2029	$61.96	$3.75	$58.28	$20.69	$3.32
2030	$61.76	$3.56	$58.11	$20.66	$3.15
2031	$61.37	$3.57	$57.76	$20.49	$3.16
2032	$60.88	$3.44	$57.33	$20.30	$3.04
2033	$63.40	$3.41	$59.72	$21.13	$3.02
2034	$61.56	$3.51	$58.00	$20.51	$3.11
2035	$61.84	$3.65	$58.28	$20.59	$3.23
2036	$62.20	$3.75	$58.62	$20.71	$3.32
2037	$62.25	$3.67	$58.67	$20.73	$3.25
2038	$62.06	$3.67	$58.50	$20.68	$3.25
2039	$61.96	$3.67	$58.15	$20.56	$3.25
2040+	$61.19	$3.67	$57.64	$20.66	$3.24
Total Future Average Prices			$58.06	$20.78	$3.27

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report were furnished by BKV and are based on the operating expense reports of the seller and include only those costs directly applicable to the leases or wells. Certain gas gathering and transportation costs were included as operating expenses. The operating costs furnished by BKV were reviewed by us for their reasonableness using information furnished by BKV for this purpose. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs were furnished to us by BKV and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

BKV Corporation – SEC Parameters (NYMEX Alternate Pricing Scheme) August 27, 2025 Page 8 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS accepted as factual data and reviewed by us for their reasonableness using information furnished by BKV for this purpose. The estimated net cost of abandonment after salvage was included for properties where certain abandonment costs net of salvage were provided by BKV, and which they requested be included in our report. The estimates of the net abandonment costs furnished by BKV were accepted without independent verification. We have made no inspections to determine if any other abandonment, decommissioning, and /or restoration costs may be necessary, in addition to the costs provided by BKV and included herein. The proved developed non-producing and undeveloped reserves in this report have been incorporated herein in accordance with BKV’s plans to acquire and develop these reserves as of June 30, 2025. The implementation of BKV’s development plans as presented to us and incorporated herein is subject to finalization of the acquisition and then to the approval process adopted by BKV’s management. As the result of our inquiries during the course of preparing this report, BKV has informed us that, once acquired, the development activities included herein will be subjected to and receive the internal approvals required by BKV’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to BKV. BKV has provided written documentation supporting their commitment to proceed with the development activities as presented to us. Additionally, BKV has informed us that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of June 30, 2025, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation. Current costs used by BKV were held constant throughout the life of the properties. Standards of Independence and Professional Qualification Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have approximately eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services. Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education. Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists receive professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Professional Qualifications of Primary Technical Person The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Stephen E. Gardner is the primary technical person responsible for the estimate of the reserves, future production and income. Mr. Gardner, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2006, is a Managing Senior Vice President responsible for ongoing reservoir evaluation studies worldwide, as well as for coordinating and supervising the evaluations of staff and consulting engineers of the company. Mr. Gardner is also a member of Ryder Scott’s Board of Directors. Before joining Ryder Scott, Mr. Gardner served in a number of engineering positions with Exxon Mobil Corporation. For more information regarding Mr. Gardner’s geographic and job specific experience, please refer to the Ryder Scott Company website at https://ryderscott.com/employees/denver-employees. Mr. Gardner earned a Bachelor of Science degree in Mechanical Engineering from Brigham Young University in 2001 (summa cum laude). He is a licensed Professional Engineer in the States of Colorado and Texas. Mr. Gardner is a member of the Society of Petroleum Engineers (SPE) and a former director of the Society of Petroleum Evaluation Engineers (SPEE). He currently serves as an officer for SPEE at the international level. In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of 15 hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Gardner fulfills. As part of his 2024 continuing education hours, Mr. Gardner attended multiple technical conferences, including the SPEE Annual Meeting and the annual Ryder Scott Reserves Conference, which covered a variety of reserves topics including analysis techniques for unconventional reservoirs, geothermal energy, reserves definitions and guidelines, SEC comment letter trends, ethics, and others. Mr. Gardner attended the 2024 Geothermal Rising Conference, where he presented a technical paper on geothermal resource classifications. In addition, Mr. Gardner participated in various local technical seminars and other internal company training courses throughout the year covering topics such as reserves evaluation methods and evaluation software, ethics, M&A trends, regulatory issues, enhanced geothermal systems, and more. Based on his educational background, professional training and approximately 20 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Gardner has attained the professional qualifications as a Reserves Estimator set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of June 2019.